EXHIBIT 99.1(5)(d)

Last Survivor Added Protection Benefit (DRAFT)

                     LAST SURVIVOR ADDED PROTECTION BENEFIT


COVERAGE - When we receive proof that the survivor's death occurred while this benefit was in force, we will pay the Coverage Amount in effect, if any, under this benefit on the date of the survivor's death.

COVERAGE AMOUNT - The Coverage Amount provided by this benefit in any policy year is the amount you specified in the application for that policy year. This Coverage Amount is also shown in the policy specifications pages; such amount may be level or varying by policy year. Unscheduled increases or decreases in the Coverage Amount may take place after the policy date as described below.

The initial Coverage Amount is the Coverage Amount on this benefit's effective date.

UNSCHEDULED INCREASE IN COVERAGE AMOUNT - You may request an unscheduled increase in the Coverage Amount subject to the following conditions:

   - you provide evidence of insurability satisfactory to us for both insureds;

   - both insureds consent to the increase;

   - the effective date of the increase is after the first policy year;

   - no previous increase became effective during the same policy year;

   - the Coverage Amount is increased by at least $10,000; and

   - we receive your written request for the increase while this policy is in force.

The effective date of the unscheduled increase in the Coverage Amount will be the first monthly payment date on or following the date all of the above conditions are met.

An Administrative Charge of $200 will be deducted from the base policy's Accumulated Value on the effective date of any unscheduled increase in the Coverage Amount. This charge is to cover expenses associated with the evaluation of the evidence of insurability.

Upon approval of any unscheduled increase, we will issue a supplemental schedule of coverage, which will include the following information:

   - the effective date of the increase in the Coverage Amount;

   - the amount of the increase;

   - each insured's risk classification for the increase; and

   - the Guaranteed Maximum Monthly Cost of Insurance Rates applicable to the increase.

UNSCHEDULED DECREASE IN COVERAGE AMOUNT - You may request an unscheduled decrease in the Coverage Amount subject to the following conditions:

   - you request the decrease while either or both insureds are living;

   - the effective date of the decrease is after the first policy year;

   - no previous decrease became effective during the same policy year; and

   - we receive your written request for the decrease while this policy is in force.

The effective date of the unscheduled decrease in the Coverage Amount will be the first monthly payment date on or following the date all of the above conditions are met. The existing Coverage Amount will be decreased or eliminated in the following order:

   - first, the most recent increase in the Coverage Amount;

R96-LSAPB                              1

   - then, the next most recent increases successively; and

   - finally, the initial Coverage Amount.

In the case of a Coverage Amount that varies by policy year, any unscheduled decrease in the Coverage Amount which you request for any policy year will require equivalent decreases in the Coverage Amount for future policy years. You will be informed of such equivalent future decreases, and your consent will be obtained before your requested decrease becomes effective.

Upon approval of any unscheduled decrease, we will issue a supplemental schedule of coverage, which will include the following information:

   - the effective date of the decrease in the Coverage Amount;

   - the amount of the decrease; and

   - the resulting Coverage Amount remaining in force after the decrease.

BENEFIT CHARGES - The monthly charge for this benefit is equal to the sum of the Benefit Charges applicable to the following portions of the Coverage Amount:

   - initial Coverage Amount remaining in force for that month; plus

   - each increase in the Coverage Amount remaining in force for that month.

The Benefit Charge for each portion of the Coverage Amount noted above is obtained by multiplying the applicable monthly Cost of Insurance Rate by the appropriate portion of the Coverage Amount at the beginning of the policy month divided by 1.00327374.

If there has been an unscheduled decrease in the Coverage Amount, see the Unscheduled Decrease in Coverage Amount provision for a description of the order in which the existing Coverage Amount has been decreased or eliminated.

COST OF INSURANCE RATES - The Cost of Insurance Rates for the initial Coverage Amount are based on the policy duration and on the two insured's ages and risk classifications on the policy date. The Cost of Insurance Rates for each increase in the Coverage Amount are based on the policy duration applicable to the increase and on the two insured's ages and risk classifications on the effective date of the increase.

The current monthly Cost of Insurance Rates will be determined by the Company and are subject to change by us at any time, but will not exceed the Guaranteed Maximum Monthly Cost of Insurance Rates for this benefit shown on the policy specifications pages. Any change in the current Cost of Insurance
Rates will apply uniformly for all pairs of insureds of the same ages, risk classifications and policy duration under this benefit form.

The Cost of Insurance Rates used to calculate the Cost of Insurance Charges for an increase in coverage necessary to meet the Guideline Minimum Death Benefit will be the same as those used for the most recent Coverage Amount in force under this benefit.

DEATH BENEFIT - The death benefit of the policy to which this benefit is attached is modified to include the Coverage Amount under this benefit. The death benefit for this policy will be determined by the death benefit option selected for the base policy and will be one of the following:

OPTION A - The death benefit is the greater of:

   - the base policy face amount plus this benefit Coverage Amount; or

   - the Guideline Minimum Death Benefit.

R96-LSAPB                              2

OPTION B - The death benefit is the greater of:

   - the base policy face amount plus this benefit Coverage Amount, plus the Accumulated Value on the date of death; or

   - the Guideline Minimum Death Benefit.

OPTION C - The death benefit is the greater of:

   - the base policy face amount plus this benefit Coverage Amount, plus the sum of the premiums paid to date minus the sum of any partial withdrawals taken and any other distribution of the Accumulated Value to the date of death; or

   - the Guideline Minimum Death Benefit.

OPTION D - The death benefit is the greater of:

   - the result of the base policy face amount plus this benefit Coverage Amount, times the death benefit factor for the current policy year as shown on the policy specifications pages; or

   - the Guideline Minimum Death Benefit.


DECREASE/WITHDRAWALS

DECREASE - The Decrease provision of the policy to which this benefit is attached is modified to include this benefit. This benefit will always be decreased or eliminated before any decrease is applied to the base policy face amount in effect on the policy date. For further details, please see the Decrease provision of your contract.

WITHDRAWALS - The Withdrawals provision of the policy, to which this benefit is attached, is modified to include this benefit. For the purpose of the Withdrawals provision, the Last Survivor Added Protection Benefit is considered part of the face amount of the policy. This benefit will always be decreased or eliminated before any decrease is applied to the base policy face amount in effect on the policy date. For details, please see the Withdrawals provision of your contract.

MISSTATEMENT - The Misstatement provision of the policy, to which this benefit is attached, is modified to include this benefit. For the purpose of the Misstatement provision, the Last Survior Added Protection Benefit is considered part of the face amount of the policy. For further details please see the Misstatement provision of your contract.

RENEWAL - Coverage under this benefit is renewable annually until terminated as described below under the Termination provision.

EFFECTIVE DATE - This benefit is effective on the policy date unless otherwise stated.

TERMINATION - Coverage under this benefit will terminate on the earlier of:

   - your written request;

   - termination of the base policy; or

   - upon the survivor's death.

GENERAL CONDITIONS - This benefit is part of the base policy to which it is attached. As applied to this benefit, the periods stated in the base policy's Incontestability and Suicide Exclusion provisions will start with this benefit's effective date and any future increases in the Coverage Amount under this benefit. All terms of the base policy which do not conflict with this benefit's terms apply to this benefit.

In the event of any conflict between the terms of this benefit and the terms of the base policy, the terms of this benefit shall prevail over the terms of the base policy.

PACIFIC MUTUAL LIFE INSURANCE COMPANY


      Chairman and Chief Executive Officer                  Secretary

R96-LSAPB                              3